FORM S-8
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     Bluepoint Linux Software Corporation
          (Exact name of registrant as specified in its charter)


     	        Indiana				                      			35-2070348
     (State of other jurisdiction of				(I.R.S. Employee Identification
     incorporation or organization)	        		 	    Number)


       1406 Building A, Electronics, Science and Technology Building,
                     Shenzhen, Zonghi Province, China
                 (Address of principal executive offices)

    Registrant's telephone number, including area code: 011867553783102

         BLUEPOINT LINUX SOFTWARE CORP. EMPLOYEE BENEFIT PLAN
                         (Full title of the plan)



                  Calculation of Registration Fee

    Title of	 	   Amount	      Proposed       Proposed
  securities to	  to be        maximum        maximum           Amount of
  be registered	  Registered   offering price aggregate         registration
		 	                           per unit       offering price    fee

     Common       400,000      $.9245(1)      $369,800          $97.63


    (1) Proposed offering price tabulation based on average closing price of last 5 trading days. Calculatd for registration fee purposes only.











PART I-INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


Item 1.  Plan Information

Information concerning the plan is hereby attached as Exhibit 10.1. The title of the plan is the Bluepoint Linux Software Corp Employee Benefit Plan. The purpose of the plan is to provide an incentive to employees to contribute to the company's further success. No stock will be sold under this plan.

Item 2.  Registrant Information and Employee Plan Annual Information

An Information statement shall be sent to participating employees stating that documents incorporated by reference in Item 3 as well as information required to be delivered to employees pursuant to Rule 428(b) shall be available. The statement will also inform the employees that such documents are available, free of charge, upon written or oral request. Such requests can be addressed to Mr./Ms. YING ZENG at 1406 Building A, Electronics, Science and Technology Building,Shenzhen, Guangdong Province, China. Phone: 011867553783102.

Item 3. Incorporation of Documents by Reference

The following documents are hereby incorporated by reference.

(a) Registrant's 10KSB annual report filed on July 13th, 2000.
(b) Registrant's 10KSB amended annual report filed on July 14th, 2000.
(c) Registrant's 10QSB quarterly report filed on August 14th, 2000.
(d) Registrant's 10Q quarterly report filed on November 13th, 2000.

Item 4.  Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act as amended.

Item 5.  Interests of Named Experts and Counsel

None

Item 6.  Indemnification of Directors and Officers.

The Company shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Indiana, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative,by reason of the fact that he is or was a director or officer of the Company, or served any other enterprise as director, officer or employee at the request of the Company. The Board of Directors, in its discretion, shall have the power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of the Company.

Indemnification of officers or persons controlling the company for liabilities arising under the Securities Act of 1933, is held to be against public policy by the Securities and Exchange Commission and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable

Item 8.  Consultants and Advisors

Not applicable

Item 9.  Exhibits

5.1		Opinion re: Legality of Securities being registered
10.1		Bluepoint Linux Software Corp Employee Benefit Plan.
24.1 Consent of Attorney Opinion (Incorporated by Reference in Opinion)
24.2 Consent of Accountant.

Item 10.  Undertakings.

The Registrant hereby undertakes pursuant to Rule 512:

(a)	(1) To file, during any period in which offers or sales are being made,  a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) and Section 15(b) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to Articles of Incorporation, Bylaws or statute, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES


The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, Country of China, on December 15th, 2000.

Bluepoint Linux Software Corp.

BY: YU DENG0
	   President & CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

(Signature) /s/: YU DENG

(Title) Chairmen of the Board

(Date)  November 30th, 2000